Exhibit 99.2

Willis Re DivestCo

Unaudited Combined Financial Statements

As of and for the Nine Months Ended September 30, 2021

Willis Re DivestCo

Unaudited Combined Financial Statements

September 30, 2021

Willis Re DivestCo

Condensed Combined Balance Sheet

(In millions of U.S. dollars)

(Unaudited)

September 30, 2021
ASSETS
Cash and cash equivalents	$54
Fiduciary assets, including related party assets of $30	7,553
Accounts receivable, net	332
Due from related parties	49
Prepaid and other current assets	23

Total current assets	8,011
Fixed assets, net	1
Goodwill	812
Intangible assets, net	7
Deferred tax assets	4
Other non-current assets	20

Total non-current assets	844

TOTAL ASSETS	$8,855

LIABILITIES AND EQUITY
Fiduciary liabilities, including related party liabilities of $42	$7,553
Salaries and employee-related liabilities	84
Deferred revenue and accrued expenses	7
Due to related parties	30
Other current liabilities	151

Total current liabilities	7,825
Employee-related liabilities	11
Provision for liabilities	11
Other non-current liabilities	27

Total non-current liabilities	49

TOTAL LIABILITIES	7,874
COMMITMENTS AND CONTINGENCIES
EQUITY
Net Parent investment	979
Accumulated other comprehensive income, net of tax	2

Total equity	981

TOTAL LIABILITIES AND EQUITY	$8,855

See accompanying notes to the condensed combined financial statements

Willis Re DivestCo

Condensed Combined Statement of Comprehensive Income

(In millions of U.S. dollars)

(Unaudited)

Nine months ended September 30, 2021
Revenue	$668
Costs of providing services
Salaries and benefits	290
Other operating expenses	123
Depreciation and amortization	3

Total costs of providing services	416

Income from operations	252
Other expense, net	(1)

INCOME FROM OPERATIONS BEFORE INCOME TAXES	251
Provision for income taxes	(57)

NET INCOME	$194

Other comprehensive income, net of tax:
Foreign currency translation	$1

Other comprehensive income, net of tax	1

COMPREHENSIVE INCOME	$195

See accompanying notes to the condensed combined financial statements

Willis Re DivestCo

Condensed Combined Statement of Cash Flows

(In millions of U.S. dollars)

(Unaudited)

Nine months ended September 30, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$194
Adjustments to reconcile net income to total net cash from operating activities:
Depreciation and amortization	3
Net periodic benefit cost of defined benefit pension plans	2
Provision for doubtful receivables from clients	3
Benefit for deferred income taxes	(1)
Share-based compensation	2
Other, net	(2)
Changes in operating assets and liabilities:
Accounts receivable	(112)
Due from related parties	(13)
Due to related parties	(2)
Other assets	18
Other liabilities	1

Net cash from operating activities	93

CASH FLOWS FROM FINANCING ACTIVITIES
Net transfers to Parent	(86)
Related party operational loans, net	2
Net proceeds from fiduciary funds held for clients	358

Net cash from financing activities	274

INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	367
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(17)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF YEAR	1,323

CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF YEAR	$1,673

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$54
Fiduciary funds held on behalf of clients (included in fiduciary assets)	1,619

Total cash, cash equivalents and restricted cash	$1,673

See accompanying notes to the condensed combined financial statements

Willis Re DivestCo

Condensed Combined Statement of Changes in Equity

(In millions of U.S. dollars)

(Unaudited)

	Net Parent Investment	Accumulated Other Comprehensive Income	Total Equity
Balance as of January 1, 2021	$873	$1	$874
Net transfers to Parent	(88)	—	(88)
Net income	194	—	194
Other comprehensive income	—	1	1

Balance as of September 30, 2021	$979	$2	$981

See accompanying notes to the condensed combined financial statements

Willis Re DivestCo

Notes to the Condensed Combined Financial Statements

(Tabular amounts are in millions of U.S. dollars)

(Unaudited)

Note 1 — Nature of Operations

The condensed combined financial statements of Willis Re DivestCo (or the ‘divested businesses’) present the combined results of certain businesses under the common control of Willis Towers Watson plc, a company organized under the laws of Ireland. Willis Towers Watson plc, together with its subsidiaries (‘WTW’ or the ‘Parent’), is a leading global advisory, broking and solutions company. On August 12, 2021, WTW agreed to sell its treaty reinsurance broking businesses to Arthur J. Gallagher & Co. (‘AJG’) pursuant to that certain Security and Asset Purchase Agreement (as amended from time to time, the ‘SAPA’), dated as of August 12, 2021. These divested businesses operate globally as Willis Re (‘Willis Re’) and include the operations of both entities that solely provided reinsurance services (‘Dedicated entities’) and the reinsurance portion of entities that provide both reinsurance and non-reinsurance services (‘Commingled entities’).

Notwithstanding the foregoing description, WTW has not agreed to sell the businesses in France or the Netherlands. However, AJG has granted WTW a put option with respect to such businesses, and therefore the foregoing businesses in France and the Netherlands have been included in the Willis Re DivestCo unaudited condensed combined financial statements.

The principal closing of the transactions contemplated by the SAPA occurred on December 1, 2021. See Note 9 — Subsequent Events for further details.

Note 2 — Basis of Presentation and Recent Accounting Pronouncements

Basis of Presentation

Throughout the period covered by the unaudited condensed combined financial statements, Willis Re DivestCo operated as part of WTW. Consequently, standalone financial statements have not historically been prepared for Willis Re DivestCo. These condensed combined financial statements are presented on a ‘standalone’ basis and as historically managed by WTW and were derived from the consolidated financial statements and accounting records of WTW. The accompanying unaudited condensed combined financial statements of Willis Re DivestCo are presented in accordance with accounting principles generally accepted in the United States (‘U.S. GAAP’) and with interim disclosure requirements and therefore do not include all of the information and footnotes required by U.S. GAAP for annual financial statements. The condensed combined financial statements may not be indicative of the divested businesses’ future performance and do not necessarily fully reflect what the financial position, results of operations and cash flows would have been had Willis Re DivestCo operated as a standalone company during the period presented.

In the opinion of management, these condensed combined financial statements reflect all adjustments, consisting of normal recurring adjustments, which are necessary for a fair presentation of the condensed combined financial statements and results for the interim period. All intercompany accounts and transactions have been eliminated in combination. The condensed combined financial statements should be read together with the accounting policies disclosed in the Willis Re DivestCo Combined Financial Statements as of and for the Year Ended December 31, 2020 issued on December 15, 2021.

The results of operations for the nine months ended September 30, 2021 are not necessarily indicative of the results that can be expected for the entire year. Willis Re DivestCo experiences seasonal fluctuations of its revenue which is typically higher during the divested businesses’ first quarter due primarily to the timing of treaty broking policy renewals. The results reflect certain estimates and assumptions made by management, including those estimates used in professional liability claims, estimated bonuses, valuation of billed and unbilled receivables and anticipated tax liabilities that affect the amounts reported in the condensed combined financial statements and related notes.

Recent Accounting Pronouncements

The following recent accounting pronouncements are applicable to Willis Re DivestCo, but any adoption dates have been determined by the Parent and applied to these carved-out and condensed combined financial statements.

Not Yet Adopted

There are no pending accounting pronouncements that are expected to have a significant impact on the condensed combined financial statements.

Adopted

In December 2019, the Financial Accounting Standards Board issued Accounting Standard Update No. 2019-12, Simplifying the Accounting for Income Taxes, which clarifies and amends existing guidance, including removing certain exceptions to the general principles of accounting for income taxes. Some of the changes were required to be applied on a retrospective or modified retrospective basis while others were required to be applied on a prospective basis. The divested businesses adopted this guidance as it became effective on January 1, 2021 without any impact on the condensed combined financial statements.

Note 3 — Revenue

Disaggregation of Revenue

The following table presents revenue by geography where the work is performed, as well as a reconciliation to total revenue for the nine months ended September 30, 2021.

	North America	Great Britain	Western Europe	International	Total revenue by geography
Total revenue from customer contracts	$282	$295	$33	$56	$666
Interest and other income	1	1	—	—	2

Total revenue	$283	$296	$33	$56	$668

Contract Balances

The divested businesses report accounts receivable, net on the condensed combined balance sheet, which includes billed receivables and current contract assets. In addition to accounts receivable, net, the divested businesses had the following non-current contract assets and deferred revenue balances at September 30, 2021:

Billed receivables, net of allowance for doubtful accounts of $5 million	$252
Current contract assets	80

Accounts receivable, net	$332

Non-current contract assets	$6

Deferred revenue	$4

During the nine months ended September 30, 2021, revenue of approximately $3 million was recognized that was reflected as deferred revenue at December 31, 2020.

During the nine months ended September 30, 2021, the divested businesses recognized revenue of approximately $29 million related to performance obligations satisfied prior to 2021.

Performance Obligations

In accordance with Accounting Standards Codification (‘ASC’) 606, the divested businesses have elected not to disclose the remaining performance obligations when one or both of the following circumstances apply:

•	Performance obligations which are part of a contract that has an original expected duration of less than one year, and

•	Performance obligations satisfied in accordance with ASC 606-10-55-18 (‘right to invoice’).

All of the divested businesses’ contracts are cancellable with less than one year’s notice and have no substantive penalty for cancellation.

Note 4 — Income Taxes

The provision for income taxes for the nine months ended September 30, 2021 is $57 million. The effective tax rate for the nine months ended September 30, 2021 is 22.62%. The provision included the effects of a U.K. statutory tax rate change from 19% to 25% enacted in the second quarter of 2021.

Note 5 — Goodwill and Intangible Assets

Goodwill

The goodwill presented in Willis Re DivestCo’s condensed combined financial statements was calculated on a relative fair value basis from the goodwill held by the Parent. The changes in the goodwill balances are included below for the nine months ended September 30, 2021:

Goodwill - December 31, 2020	$812
Foreign exchange	—

Goodwill - September 30, 2021	$812

Intangible Assets

The intangible assets of Willis Re DivestCo have been determined on a specific identification basis. The following table reflects changes in the net carrying amounts of the components of finite-lived intangible assets for the nine months ended September 30, 2021:

	Client relationships	Other	Total
Balance at December 31, 2020:
Intangible assets, gross	7	5	12
Accumulated amortization	(3)	(1)	(4)

Intangible assets, net - December 31, 2020	4	4	8
Amortization	(1)	—	(1)

Balance at September 30, 2021:
Intangible assets, gross	7	5	12
Accumulated amortization	(4)	(1)	(5)

Intangible assets, net - September 30, 2021	$3	$4	$7

The weighted-average remaining life of amortizable intangible assets at September 30, 2021 was 7 years. In accordance with the agreement to sell the divested businesses on August 12, 2021, amortization of the intangible assets ceased as the net assets of the divested businesses were classified as held-for-sale in the consolidated financial statements of Willis Towers Watson.

Note 6 — Related Party Transactions

There are amounts due to or from related parties, which comprise WTW and other WTW subsidiaries and businesses which are not included in the divested businesses. These amounts primarily arise from the following types of transactions:

•	Direct expenses, and reimbursements for such expenses, for specific colleagues or services. These colleagues and services may be provided by or to Willis Re DivestCo.

•	Allocated expenses for the costs of WTW corporate functions, including accounting, legal, information technology and marketing.

•	Royalty fees for the use of WTW trade names and other intellectual property.

•	Co-broking and sub-broking with other WTW non-divested subsidiaries and businesses. These amounts can be both due to and due from these other non-divested subsidiaries and businesses.

•	Fiduciary assets or liabilities that arise in co-broking or sub-broking arrangements.

Costs for certain of these services are either recognized through an allocated portion of WTW’s corporate costs, or billed directly to the divested businesses, such as most employee benefit costs. Allocated corporate costs and all significant intercompany transactions are deemed to be settled for cash in the period in which the revenue or expense was recorded in the condensed combined statement of comprehensive income. The condensed combined statement of cash flows presents these corporate expenses as cash flows from operating activities, as these costs were incurred by WTW during its normal operations. Allocated costs of $68 million were recognized in other operating expenses in the condensed combined statement of comprehensive income of the divested businesses for the nine months ended September 30, 2021.

Willis Re DivestCo has classified intercompany transactions with WTW non-divested subsidiaries and businesses, including non-trade relationships that will be cash-settled and will remain on the condensed combined balance sheet or statement of comprehensive income, as related party transactions. Intercompany loans receivable of $13 million are expected to be settled in cash and have been included in amounts due from related parties on the condensed combined balance sheet. However, non-cash settled or forgiven intercompany net receivables totaling $856 million as of September 30, 2021 are reclassified as equity transactions and included in the net Parent investment.

Additionally, as part of the consolidated cash and financing activities managed by WTW, the divested businesses have cash amounts included in accounts held and owned by WTW. These cash amounts totaled $19 million at September 30, 2021 and have been excluded from cash and cash equivalents and included as amounts due from related parties in the condensed combined balance sheet of Willis Re DivestCo.

Note 7 — Commitments and Contingencies

Indemnification Agreements

The Parent has various agreements which provide that it may be obligated to indemnify the other party to the agreement with respect to certain matters on behalf of the divested businesses. Generally, these indemnification provisions are included in contracts arising in the normal course of business and in connection with the purchase and sale of certain businesses. It is not possible to predict the maximum potential amount of future payments that may become due under these indemnification agreements because of the conditional nature of the divested businesses’ obligations and the unique facts of each particular agreement. However, the divested businesses do not believe that any potential liability that may arise from such indemnity provisions is probable or material.

Legal Proceedings

In the ordinary course of business, the divested businesses are subject to various actual and potential claims, lawsuits and other proceedings. Some of the claims, lawsuits and other proceedings seek damages in amounts which could, if assessed, be significant. The divested businesses expect the impact of claims or demands not described below to be immaterial to their condensed combined financial statements. The divested businesses also receive subpoenas in the ordinary course of business and, from time to time, receives requests for information in connection with governmental investigations.

Errors and omissions claims, lawsuits, and other proceedings arising in the ordinary course of business are covered in part by professional indemnity or other appropriate insurance obtained by the Parent. The terms of this insurance vary by policy year. Regarding self-insured risks, the divested businesses have established provisions which are believed to be adequate in light of current information and legal advice, or, in certain cases, where a range of loss exists, the minimum amount in the range is accrued if no amount within the range is a better estimate than any other amount. The divested businesses adjust such provisions from time to time according to developments. See Note 8 — Supplementary Information for Certain Balance Sheet Accounts for the amounts accrued at September 30, 2021 in the condensed combined balance sheet.

On the basis of current information, Willis Re DivestCo does not expect that the actual claims, lawsuits and other proceedings to which it is subject, or potential claims, lawsuits, and other proceedings relating to matters of which it is aware, will ultimately have a material adverse effect on its financial condition, results of operations or liquidity. Nonetheless, given the large or indeterminate amounts sought in certain of these actions, and the inherent unpredictability of litigation and disputes with insurance companies, it is possible that an adverse outcome or settlement in certain matters could, from time to time, have a material adverse effect on Willis Re DivestCo’s results of operations or cash flows in particular quarterly or annual periods. In addition, given the early stages of some litigation or regulatory proceedings described below, it may not be possible to predict their outcomes or resolutions, and it is possible that any one or more of these events may have a material adverse effect on the divested businesses.

The divested businesses provide for contingent liabilities based on ASC 450, Contingencies, when it is determined that a liability, inclusive of defense costs, is probable and reasonably estimable. The contingent liabilities recorded are primarily developed actuarially. Litigation is subject to many factors which are difficult to predict, so there can be no assurance that in the event of a material unfavorable result in one or more claims, the divested businesses will not incur material costs.

Note 8 — Supplementary Information for Certain Balance Sheet Accounts

Additional details of specific balance sheet accounts are detailed below.

Prepaid and other current assets consist of the following at September 30, 2021:

Prepayments	$9
Deferred contract costs	4
Corporate income and other taxes	5
Other current assets	5

Total prepaid and other current assets	$23

Other non-current assets consist of the following at September 30, 2021:

Non-current contract assets	$6
Deferred compensation	13
Other non-current assets	1

Total other non-current assets	$20

Salaries and employee-related liabilities consist of the following at September 30, 2021:

Production and other incentive accruals	$74
Accrued vacation	9
Other employee-related liabilities	1

Total salaries and employee-related liabilities	$84

Other current liabilities consist of the following at September 30, 2021:

Third-party commissions	$136
Payroll-related liabilities	3
Corporate tax liabilities	6
Other current liabilities	6

Total other current liabilities	$151

Provision for liabilities consists of the following at September 30, 2021:

Claims, lawsuits and other proceedings	$10
Other provisions	1

Total provision for liabilities	$11

Other non-current liabilities consist of the following at September 30, 2021:

Contract liabilities	$4
Deferred compensation	17
Deferred tax liabilities	2
Other non-current liabilities	4

Total other non-current liabilities	$27

Note 9 — Subsequent Events

The condensed combined financial statements of Willis Re DivestCo are derived from the condensed consolidated financial statements of WTW, which issued its financial statements for the nine months ended September 30, 2021 on October 28, 2021. Accordingly, Willis Re DivestCo has evaluated transactions or other events for consideration as recognized subsequent events in the interim financial statements through October 28, 2021. Additionally, the divested businesses have evaluated transactions and other events that occurred through the issuance of these condensed combined financial statements on January 5, 2022, for purposes of disclosure of unrecognized subsequent events.

Divestiture Completed

On August 12, 2021, WTW entered into the SAPA with AJG whereby AJG agreed to purchase the divested businesses for cash consideration of $3.25 billion plus an earnout payable in 2025 of up to $750 million, assuming exercise of the applicable French and Dutch put options. The French put option was exercised on November 26, 2021. WTW and AJG amended the SAPA on December 1, 2021 pursuant to that certain Closing Letter Agreement (the ‘CLA’). The principal closing of the transactions contemplated by the SAPA occurred on December 1, 2021. The amendments to the SAPA under the CLA provide, among other matters, that the closing of the remainder of the transactions contemplated by the SAPA will occur on March 1, 2022 (other than in China, which the CLA provides will occur on June 1, 2022).

Following the divestiture, a number of services are continuing under a transition service agreement and certain co-broking, sub-broking and account servicing agreements.

Settlements

In October 2021, Willis Re DivestCo received $35 million from competitors in relation to settlements of certain litigation relating to staff defections.

Note 10 — Revision of Previously Issued Financial Statements

Subsequent to the issuance of the September 30, 2021 financial statements, to reflect the guidance on restricted cash presentation in FASB ASC 230, Statement of Cash Flows, Willis Re DivestCo corrected the classification of its fiduciary funds balances on its combined statement of cash flows, by including these amounts in the total cash, cash equivalents and restricted cash amounts held at each balance sheet date. As a result, cash, cash equivalents and restricted cash balances of $54 million and $44 million at September 30, 2021 and January 1, 2021, respectively, have been revised to $1.7 billion and $1.3 billion, respectively. Additionally, the effect of exchange rate changes on cash, cash equivalents and restricted cash has been updated to include the effect of exchange rate changes on the fiduciary funds balances.

Prior to this correction, the changes in fiduciary funds were presented in fiduciary assets and liabilities on a gross basis in the cash flows from operating activities, where the amounts fully offset each period. In the current presentation, an additional line item, net proceeds from fiduciary funds held for clients, has been included within cash flows from financing activities to represent the change in fiduciary funds balances during the period. The remaining fiduciary assets and fiduciary payables, in equal and offsetting amounts, are no longer presented in the cash flows from operating activities. There was no impact to the total cash flows from operating activities as a result of these changes.